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EXHIBIT 11.1

Corporate Express, Inc.
Statement Regarding Computation of Net Income (Loss) Per Share

PRIMARY EARNINGS PER SHARE

                              Six Months         Six Months          Three Months          Three Months
                             Aug 26, 1995       Aug 31, 1994         Aug 26, 1995          Aug 31, 1994
Income (loss) before
 extraordinary item           $5,937,000            ($50,000)         $2,786,000             ($541,000)
Extraordinary item                                   586,000                                   586,000
                             -----------         -----------         -----------            ----------
Net income (loss)             $5,937,000            $536,000          $2,786,000               $45,000
                             ===========         ===========         ===========            ==========

Weighted average
 shares outstanding           41,703,000           9,561,000          42,178,000            12,549,000

Common Stock Equivalents:
 Preferred Stock (A)                              13,728,000                                14,685,000
 Stock options                 2,790,000           1,078,000           2,932,000             1,566,000
 Warrants                        545,000             771,000             562,000               785,000

Items issued within one
 year of IPO: (B)
 Preferred Stock                                     920,000                                     n/a
 Stock Options                                       576,000                                     n/a
 Warrants                                             60,000                                     n/a
 Common Stock                                      1,064,000                                     n/a
                             -----------         -----------         -----------            ----------
Total weighted average
 shares outstanding           45,038,000          27,758,000          45,672,000            29,585,000
                             ===========         ===========         ===========            ==========

Income (loss) per share
 before extraordinary item         $0.13              ($0.00)              $0.06                ($0.02)
Extraordinary item                                      0.02                                      0.02
                             -----------         -----------         -----------            ----------
Net income (loss) per share        $0.13               $0.02               $0.06                 $0.00
                             ===========         ===========         ===========            ==========

FULLY DILUTED EARNINGS PER SHARE

Fully diluted earnings per share differs from primary earnings per share by less than 3%.
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A - Preferred stock is included even though anti-dilutive due to automatic conversion to common on a two for one basis upon completion of an initial public offering.

B - Amounts represent stock issued within one year of initial filing of registration statement in connection with an initial public offering at below IPO price and are net of shares repurchased under the treasury stock method.